                                                                     EXHIBIT 8.1




July 16, 2003


Blue River Bancshares, Inc.
29 East Washington Street
P. O. Box 927
Shelbyville, Indiana  46176


         Re: Blue River Bancshares, Inc. Stock Subscription Rights Offering and Community Offering Registration Statement on Form SB-2



         We have acted as tax counsel to Blue River Bancshares, Inc., an Indiana corporation (the "Registrant"), in connection with the proposed stock subscription rights offering and community offering (collectively, the "Offerings") to its shareholders. We have advised the Registrant with respect to certain federal income tax consequences of the proposed offerings. This advice relating to the offerings is set forth under the heading "Material Federal Income Tax Considerations" in the Prospectus, which is a part of the Registration Statement on Form SB-2 ("Registration Statement") filed with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933 (the "Act"), for the registration of the Offerings under the Act. Such advice does not purport to discuss all possible federal, state, local or foreign tax consequences of the proposed offerings.


         We hereby consent to the use of our name under the caption "Material Federal Income Tax Considerations" in the Prospectus and the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act or that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                       Very truly yours,

                                                       /s/ Krieg DeVault LLP

                                                       KRIEG DeVAULT LLP